UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2018

GT Biopharma, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-08092	94-1620407
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

1825 K Street
Suite 510
Washington, D.C. 20006
Phone: (800) 304-9888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

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Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2018, Dr. Peter Kiener was appointed to be a director of GT Biopharma, Inc. (hereinafter the “Company”) by the Board of Directors.  Also, as a director, Mr. Davis is expected to chair the Nominations Committee and be a member of the Compensation Committee. Dr. Kiener will be paid an annual stipend of $42,500 for director compensation, an additional $15,000 annually for chairing the Nomination Committee and $5,000 annually as a member of the Compensation Committee. He will also be granted 150,000 stock options that vest monthly over three years beginning on February 1, 2018. Vesting will accelerate if the Company undergoes a change of control transaction for cash.

Dr. Peter Kiener has substantial experience in both biologics and immunotherapy. He was most recently the Chief Scientific Officer at Sucampo, which was acquired by Mallinckrodt for approximately $1.2 billion, from September 2014 to February 2018. From September 2013 to September 2014, he served as Chief Scientific Officer of Ambrx Inc., a clinical-stage biopharmaceutical company focused on the development of antibody-drug conjugates (ADCs) that was acquired by a consortium led by Fosun Pharmaceutical Group in 2015. Prior to Ambrx, Dr. Kiener was President and Co-founder of Zyngenia Inc., an early-stage biopharmaceutical company. He also held leadership roles at MedImmune LLC, the global biologics arm of AstraZeneca, including Executive Vice President and Global Head of Biologics Research and Development, Senior Vice President and Head of Global Research, and Vice President of Research. He also worked on biologics for Bristol-Myers Squibb prior to his work at MedImmune. During Dr. Kiener's more than 20 years as pharmaceutical executive, he has played a significant role in moving various programs through all aspects of drug development, including discovery, regulatory approval, and post marketing. He has also been substantially involved in the execution of multiple deal types, including private placements, initial public offerings, mergers and acquisitions, strategic partnerships, and licensing deals. He has published more than 120 papers in peer-reviewed journals and is an inventor on more than 40 patents and patent applications.

Since May 2016, Dr. Kiener has served as the chairman of board of directors of Cue Biopharma and as a member of the board of directors of Tetragenetics. Previously, has served on the scientific advisory boards of KAI Pharmaceuticals Inc., Genocea Biosciences Inc., NKT Therapeutics Inc. and VLST Corporation and as a member of the board of directors of Receptor BioLogix Inc., Synovex Corporation and Virdante Pharmaceuticals Inc.

Dr. Kiener received his B.A. (1st Class Honors), from Lancaster University in Lancaster, UK and his Ph.D. from Oxford University, Sir William Dunn School of Pathology.

On April 25, 2018, Federica O’Brien was appointed to be a director of the Company by the Board of Directors.  Also, as a director, Ms. O'Brien is expected to chair the Audit Committee and be a member of the Compensation Committee. Ms. O'Brien will be paid an annual stipend of $42,500 for director compensation, an additional $15,000 annually for chairing the Audit Committee and $5,000 annually as a member of the Compensation Committee. She will also be granted 150,000 stock options that vest monthly over three years beginning on February 1, 2018. Vesting will accelerate if the Company undergoes a change of control transaction for cash.

Ms. O'Brien is self-employed as a consultant at CFO’Brien Consulting, LLC since January 1, 2018. Ms. O’Brien held the Chief Financial Officer position at Complexa Inc. from May 2015 to December 2017. Ms. O'Brien also served as the Chief Financial Officer of Cerecor, Inc. from April 2013 to April 2015 and as the Chief Financial Officer and Chief Operating Officer of Cervilenz Inc., a privately held medical device company, from June 2011 through April 2013. She was the Director of Life Sciences for McGladrey LLP, an independent accounting firm, from February 2010 through May 2011. From July 2009 through February 2010, Ms. O'Brien provided financial and strategic consulting services. From April 2005 through July 2009, Ms. O'Brien served as the Chief Financial Officer of Cardiokine Inc., a privately held biotechnology company. Prior to 2005, Ms. O'Brien was Controller at Barrier Therapeutics and Chief Financial Officer at Infonautics, Inc. Before specializing in life sciences and technology companies, Ms. O'Brien spent over 15 years in professional service accounting firms, including PricewaterhouseCoopers, where she was dedicated to high growth companies in multiple industries, including the pharmaceutical industry.

Ms. O'Brien received her B.A. in Accounting from Rutgers University and is a Certified Public Accountant in the state of New Jersey.

A copy of the press releases announcing the appointment of Dr. Kiener and Ms. O’Brien are attached as Exhibits 99.1 and 99.2 of this Current Report on Form 8-K.

ITEM 9.01 Exhibits.

99.1
Press Release, dated April 24, 2018
99.2
Press Release, dated April 26, 2018

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT Biopharma, Inc.

Dated: April 27, 2018	By:	/s/ Steven Weldon
Steven Weldon
Chief Financial Officer